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EXHIBIT 11. Computation of Earnings Per Share

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
For the Periods Ended September 30, 1994 and 1993
                                                         Three Months     YearToDate Nine Months
(in thousands, except per share amounts; unaudited)       1994       1993       1994       1993
- --------------------------------------------------- ---------- ---------- ---------- ----------
Net Income:
  Per statement of consolidated income..............   $36,784    $32,587   $105,166    $92,992
  Deduct dividend requirements of preferred stock...        10         10         30         32
- --------------------------------------------------- ---------- ---------- ---------- ----------
Net income applicable to common stock...............    36,774     32,577    105,136     92,960
  Add dividend requirements of preferred stock......        10         10         30         32
- --------------------------------------------------- ---------- ---------- ---------- ----------
Net income assuming full dilution...................   $36,784    $32,587   $105,166    $92,992
=================================================== ========== ========== ========== ==========

Net Income Per Share:
  Assuming no dilution..............................     $0.73      $0.68      $2.11      $1.96
  Assuming full dilution............................     $0.73      $0.68      $2.11      $1.95
=================================================== ========== ========== ========== ==========

Average common shares outstanding:
  Average common shares outstanding.................    49,873     47,267     49,357     46,782
  Common stock equivalents (options)................     1,047      1,062      1,031      1,135
Treasury shares.....................................      (570)      (348)      (600)      (387)
- --------------------------------------------------- ---------- ---------- ---------- ----------
  Assuming no dilution .............................    50,350     47,981     49,788     47,530
  Issuable assuming conversion of preferred stock...       155        166        158        170
- --------------------------------------------------- ---------- ---------- ---------- ----------
  Assuming full dilution............................    50,505     48,147     49,946     47,700
=================================================== ========== ========== ========== ==========
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Note: Per share amounts assuming full dilution were computed assuming all outstanding shares of preferred stock were converted into common shares on the basis of 12.15 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these calculations.

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